Exhibit 99.1

Hewitt Associates, Inc. 100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634 www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

September 30, 2004

Media Contact: Jennifer Frighetto, (847) 442-7663, jennifer.frighetto@hewitt.com

Investor Contact: Jennifer Rice, (847) 295-5000, investor.relations@hewitt.com

Hewitt and Exult Stockholders Approve Merger,

Create Clear Leader in HR Outsourcing Industry

Hewitt’s HR Domain Expertise Married With Exult’s BPO Operational Skills

LINCOLNSHIRE, Ill. and IRVINE, Calif. – Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, and Exult, Inc. (NASDAQ: EXLT), a leading provider of HR business process outsourcing (BPO), today announced that their stockholders have voted to approve the companies’ proposed merger. Expected to close October 1, the merger will create the clear leader in the HR BPO industry.

The combined organization, known as Hewitt Associates, Inc., will be the leading provider of HR BPO services with a market share greater than 30 percent.[1] Hewitt already serves more than 300 companies and more than 18 million employees with benefits outsourcing services.

“This marks a defining moment for Hewitt and for the HR BPO industry,” said Dale Gifford, Hewitt chairman and CEO. “Hewitt will be the clear leader in a rapidly growing industry, setting the standard with the most flexible and comprehensive solution available today.”

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[1]	Source: Everest Partners, LP, based on total contract value for the indicated contract term, and Gildner & Associates, Inc., based on number of clients with more than 10,000 employees. Hewitt makes no representation as to the accuracy of these estimates.

Joining Hewitt’s 64 years of HR domain expertise with HR BPO pioneer Exult’s operational skills and Six Sigma quality approach to outsourcing, the combined company will be the only organization capable of offering total HR outsourcing services—benefits, payroll, recruiting, learning and more—on an integrated basis with HR consulting expertise. The company’s combined revenues are expected to approach $3.0 billion in fiscal 2005.

“Our integration into an HR outsourcing force of this size and scale presents us with tremendous growth avenues,” said Jim Madden, Exult founder and CEO. “Since we announced our intent to merge in June, we’ve been presented with several sales opportunities—including some opportunities that would not have been available to us as separate organizations. Already, clients and prospects are realizing our combined strengths and potential.”

Hewitt and Exult’s clients, including International Paper, have expressed positive reactions to the companies’ merger.

“International Paper is extremely pleased with the merger between Hewitt and Exult as we expect to realize significant benefits from their combined portfolio of global products and services,” said Paul Karre, vice president of U.S. HR for International Paper. “We look forward to partnering with the combined company to continue to expand and improve on HR service delivery across International Paper’s businesses.”

Exult’s operations will be merged into Hewitt’s existing HR outsourcing business, which will continue to be led by Hewitt’s HR outsourcing leader, Bryan Doyle. Kevin Campbell will lead market strategy and development for Hewitt’s outsourcing business.

Hewitt’s board of directors increases from 10 to 12 with the addition of two of Exult’s outside directors. Joining the board are Steve Denning, managing partner of global direct investment firm General Atlantic Partners, LLC, a founding investor in Exult; and Thomas J. Neff, U.S. chairman of global executive recruiting firm Spencer Stuart.

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“HR is and will continue to be our core business,” said Gifford. “Today, that business, anchored by deep HR content knowledge, is enhanced with increased process skills, a broader global presence, additional service capabilities and the infrastructure to support future growth. With this solid foundation, companies can rely on Hewitt as their one-stop shop for all of their HR needs.”

Transaction Terms and Additional Information

Hewitt and Exult announced their plans to merge on June 16, 2004. Under terms of the merger agreement, Exult stockholders will receive 0.20 shares of Hewitt Class A common stock, on a tax-free basis, for each Exult share. Hewitt stock will continue trading on the New York Stock Exchange under the ticker symbol HEW. Exult stock will no longer trade as of October 1, 2004.

Share Repurchase and Additional Liquidity Events

Given certain legal limitations that existed between the initial announcement of the merger through the completion of the stockholder votes, Hewitt has not purchased any of its shares under its previously announced $150 million authorization. Going forward the company may purchase common shares under the existing authorization, depending on market conditions and other customary factors.

Hewitt also announced that it has been advised by FORE Holdings LLC (formerly known as Hewitt Holdings LLC) that FORE Holdings will release the transfer restrictions on 2 percent of the original number of aggregate Class B and Class C shares each month from October through December 2004 (1.6 million shares per month). These shares may be sold pursuant to the company’s S-3 registration statement which became effective August 31, 2004. The company is unable to estimate how many of the released shares will be sold under that registration statement in that period. Restrictions on 2 percent of the 0.9 million Class A shares to be held by certain Exult senior executives after the closing of the merger will also be released each month from

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October through December 2004 (0.02 million shares per month). The company is unable to estimate how many of the related shares will be sold. FORE Holdings stated that liquidity opportunities after December 2004 could include a continuation of the release of transfer restrictions at the same or a different rate, a managed secondary offering, negotiated sales to institutions or a combination of these scenarios. As previously disclosed, sales restrictions on remaining Class B and Class C shares and shares held by certain senior Exult executives are expected to lapse on June 27, 2005.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. For more information, please visit www.hewitt.com.

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